Exhibit 10.77

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 30, 2009

by and among

PINNACLE AIRLINES, INC.

AND

COLGAN AIR, INC.,

as Borrowers,

THE LOAN PARTIES HERETO,

C.I.T. LEASING CORPORATION,

as Administrative Agent and Collateral Agent,

CIT BANK, as a Lender,

AND

THE OTHER LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS

SECTION 1.1.	Defined Terms
SECTION 1.2.	Classification of Term Loan
SECTION 1.3.	Terms Generally
SECTION 1.4.	Accounting Terms; GAAP

ARTICLE II	THE CREDIT

SECTION 2.1.	Term Loan Commitment; Borrowing Base
SECTION 2.2.	Loans and Borrowings
SECTION 2.3.	Reserved
SECTION 2.4.	Reserved
SECTION 2.5.	Reserved
SECTION 2.6.	Interest Elections
SECTION 2.7.	Reserved
SECTION 2.8.	Repayment of Loans; Evidence of Debt
SECTION 2.9.	Prepayment of Loans
SECTION 2.10.	Fees
SECTION 2.11.	Interest
SECTION 2.12.	Alternate Rate of Interest
SECTION 2.13.	Increased Costs
SECTION 2.14.	Break Funding Payments
SECTION 2.15.	Taxes
SECTION 2.16.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs27
SECTION 2.17.	Mitigation Obligations
SECTION 2.18.	Replacement of Lenders

ARTICLE III	REPRESENTATIONS AND WARRANTIES

SECTION 3.1.	Existence and Power
SECTION 3.2.	Corporate and Governmental Authorization; No Contravention30
SECTION 3.3.	Binding Effect
SECTION 3.4.	Financial Information
SECTION 3.5.	Litigation
SECTION 3.6.	Compliance with ERISA
SECTION 3.7.	Taxes
SECTION 3.8.	Environmental Compliance
SECTION 3.9.	Properties
SECTION 3.10.	Compliance with Laws and Agreements; Compliance with Anti-Terrorism Laws
SECTION 3.11.	Investment Company Status
SECTION 3.12.	Full Disclosure
SECTION 3.13.	Security Interest
SECTION 3.14.	Solvency
SECTION 3.15.	Employee Matters
SECTION 3.16.	Use of Proceeds
SECTION 3.17.	Indebtedness and Default
SECTION 3.18.	Subsidiaries
SECTION 3.19.	Contracts
SECTION 3.20.	Reserved.
SECTION 3.21.	FAA Investigations and Audits
SECTION 3.22.	Anti-Terrorism Laws
SECTION 3.23.	Insurance
SECTION 3.24.	Brokers; Fees

ARTICLE IV	CONDITIONS

SECTION 4.1.	Effective Date

ARTICLE V	AFFIRMATIVE COVENANTS

SECTION 5.1.	Information
SECTION 5.2.	Maintenance of Property
SECTION 5.3.	Compliance with Laws
SECTION 5.4.	Reserved
SECTION 5.5.	Use of Proceeds
SECTION 5.6.	Environmental Matters
SECTION 5.7.	Taxes
SECTION 5.8.	Security Interests; Further Assurances
SECTION 5.9.	Existence; Conduct of Business
SECTION 5.10.	Litigation and Other Notices
SECTION 5.11.	Reserved
SECTION 5.12.	Contracts
SECTION 5.13.	ERISA
SECTION 5.14.	Lenders’ Meeting
SECTION 5.15.	Collateral Matters
SECTION 5.16.	Anti-Terrorism Laws Compliance
SECTION 5.17.	Engine Warranties Acknowledgment
SECTION 5.18.	Spare Parts Tracking System License Agreement

ARTICLE VI	NEGATIVE COVENANTS

SECTION 6.1.	Reserved
SECTION 6.2.	Liens
SECTION 6.3.	Fundamental Changes
SECTION 6.4.	Acquisitions
SECTION 6.5.	Prepayment or Modification of Indebtedness; Modification of Operating Documents; Change of Business Location; Change of Name
SECTION 6.6.	Reserved.
SECTION 6.7.	Reserved
SECTION 6.8.	Restrictive Agreements
SECTION 6.9.	Compliance with Anti-Terrorism Laws
SECTION 6.10.	Reserved
SECTION 6.11.	Minimum Liquidity
SECTION 6.12.	Reg U Requirements
SECTION 6.13.	Permitted Sales or Dispositions

ARTICLE VII	EVENTS OF DEFAULT AND APPLICATION OF PROCEEDS

SECTION 7.1.	Events of Default
SECTION 7.2.	Application of Proceeds
SECTION 7.3.	Collateral Accounts

ARTICLE VIII	THE ADMINISTRATIVE AGENT

ARTICLE IX	RESERVED

ARTICLE X	MISCELLANEOUS

SECTION 10.1.	Notices
SECTION 10.2.	Waivers; Amendments
SECTION 10.3.	Expenses; Indemnity; Damage Waiver
SECTION 10.4.	Successors and Assigns
SECTION 10.5.	Survival
SECTION 10.6.	Counterparts; Integration; Effectiveness
SECTION 10.7.	Severability
SECTION 10.8.	Right of Setoff
SECTION 10.9.	GOVERNING LAW; Jurisdiction; Consent to Service of Process
SECTION 10.10.WAIVER OF JURY TRIAL65
SECTION 10.11.Headings65
SECTION 10.12.Confidentiality65
SECTION 10.13.Interest Rate Limitation66
SECTION 10.14.Publication66
SECTION 10.15.Currency67

ARTICLE XI	BORROWER REPRESENTATIVE

SECTION 11.1.	Appointment; Nature of Relationship
SECTION 11.2.	Powers
SECTION 11.3.	Employment of Agents
SECTION 11.4.	Notices
SECTION 11.5.	Successor Borrower Representative
SECTION 11.6.	Execution of Financing Documents; Certificates

ARTICLE XII	JOINT AND SEVERAL OBLIGATIONS; CROSS-GUARANTIES68

SECTION 12.1.	Joint and Several Obligations
SECTION 12.2.	Cross-Guaranty Provisions

TABLE OF CONTENTS
(cont’d)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Borrowing Base Certificate
Exhibit E	Closing Document List/Schedule of Responsibilities

Schedules

Schedule 1	Storage Locations
Schedule 2.1	List of Lenders and Commitments
Schedule 3.5	Disclosed Matters (Litigation)
Schedule 3.6	Compliance with ERISA
Schedule 3.8	Disclosed Matters (Environmental)
Schedule 3.17	Indebtedness and Default
Schedule 3.18	Equity Interest Rights
Schedule 3.23	Insurance
Schedule 6.8	Existing Restrictive Agreements

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of July 30, 2009 among PINNACLE AIRLINES, INC., a Georgia corporation (“Pinnacle”), COLGAN AIR, INC., a Virginia corporation (“Colgan”, and together with Pinnacle, each a “Borrower” and collectively, the “Borrowers”), the LOAN PARTIES party hereto, the LENDERS party hereto, and C.I.T. LEASING CORPORATION, as Administrative Agent and Collateral Agent.

The Borrowers have applied to the Lenders for a Term Loan (such terms and all other capitalized terms used in this paragraph having the respective meanings ascribed to such terms hereinafter) in an original principal amount of $25,000,000.  The Lenders are severally, and not jointly, willing to extend such Loans to the Borrowers subject to the terms and conditions hereinafter set forth.  Accordingly, the Borrowers, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” refers to the Term Loan when it is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBOR Rate” means, with respect to a Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means C.I.T. Leasing Corporation, in its capacity as administrative and collateral agent for the Lenders hereunder or any successors appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Information Certificate or Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Borrower, or any Affiliate thereof.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus [***], and (c) the Three Month LIBOR Rate in effect on such day plus [***].  Any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Rate” means (i) with respect to Eurodollar Borrowings, [***], and (ii) with respect to ABR Borrowings, [***].

“Appraisal” means (i) the appraisal furnished by SH&E delivered as required by Section 4.1(i) or (ii) the most recently delivered SH&E appraisal delivered as provided by Section 5.1(h), as appropriate, in form and substance mutually satisfactory to the Administrative Agent and the Borrower Representative and prepared on a basis consistent with the SH&E appraisal dated May 28, 2009.

“Approved Fund” has the meaning assigned to such term in Section 10.4(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Blocked Person” means any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bombardier Aircraft” means the following aircraft manufactured by Bombardier: CRJ 200, CRJ 900 and Dash 8-Q400.

“Borrower Representative” shall have the meaning assigned to such term in Section 11.1.

“Borrowing Base” shall mean an amount equal to the total of:

(i)(A) [***] of the OLV determined for an 18-month period of Eligible Bombardier Rotable Parts; plus (B) [***] of the OLV determined for an 18-month period of Eligible Saab340 Rotable parts; plus

(ii)(A) [***] of the OLV determined for an 18-month period of Eligible Bombardier Consumable/Expendable Parts; plus (B) [***] of the OLV determined for an 18-month period of Eligible Saab340 Consumable/Expendable Parts; plus

(iii)(A) [***] of the CMV of Eligible Bombardier Spare Engines; plus (B) [***] of the CMV of Eligible Saab340 Spare Engines; minus

(iv) such reserves and allowances specifically relating to the Collateral Administrative Agent establishes from time to time in the exercise of its reasonable business judgment after 5 Business Days prior written notice from Administrative Agent to the Borrower Representative.  The Borrowing Base will be computed on a monthly basis as of the last day of the calendar month and the Borrowers’ calculation of the Borrowing Base shall be provided to Administrative Agent within [***] calendar days of each calendar month end for Administrative Agent’s review and approval.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cape Town Convention” shall mean the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”) which were signed in Cape Town, South Africa on November 16, 2001.

“Capital Expenditures” shall mean all expenditures for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means Holdings shall cease to own at least fifty-one percent (51%) of all Equity Interests with voting rights of each Borrower, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind.

“Change in Law” means (a) the adoption or effectiveness of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after or in effect after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made, issued or becoming effective after the date of this Agreement.

“CMV” means (a) for any month in which an Appraisal has been provided pursuant to Section 5.1(h), the current market value of such asset as set forth in the Appraisal and (b) for any month in between such Appraisals, the “Current Market Value” from the most recent Appraisal adjusted on the same ratio as changes in Monthly Collateral NBV occurring since the date of the most recent Appraisal.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Colgan Air Flight 3407 Incident” means the fatal crash of Colgan Air Flight 3407, marketed as Continental Connections, on February 12, 2009 resulting in 50 fatalities.

“Collateral” means all assets and properties of a Loan Party or any other Person, whether real, person or mixed, and all interest in any of the foregoing, on which a Lien is granted or purported to be granted pursuant to the Security Agreement.

“Collateral Shortfall Default” shall have the meaning set forth in Section 2.1(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means Holding’s 3.25% Senior Convertible Notes due 2025.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.5 and 3.8.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“EDC Financing” shall mean any loan financing involving Export Development Canada, as lender, and the relevant Borrower, as borrower in respect of any Bombardier Inc. aircraft or Pratt & Whitney Canada engine, as the case may be.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Eligible Aircraft” shall mean such aircraft (i) owned by a Borrower and not subject to a mortgage, or (ii) owned by a Borrower and subject to a mortgage, or leased by a Borrower, and such Borrower (a) has provided Administrative Agent with assurance that the engine constituting an Eligible Bombardier Spare Engine or an Eligible Saab340 Spare Engine on such aircraft is not and shall not become subject to any Lien or claim by any secured party of a higher priority than Administrative Agent, on behalf of the Lenders, in form and substance satisfactory to Administrative Agent, and (b) has provided Administrative Agent with a written agreement from the lessor or secured party within [***] Business Days following the installation of such engine constituting an Eligible Bombardier Spare Engine or an Eligible Saab340 Spare Engine whereby such party agrees to recognize Administrative Agent’s security interest in such engine on such aircraft and to not assert any Lien or other claim in respect of such engine, all in form and substance satisfactory to Administrative Agent; provided, however, if the foregoing qualifications are not satisfied in the Administrative Agent’s reasonable business judgment, such spare engine shall not constitute an Eligible Bombardier Spare Engine or an Eligible Saab340 Spare Engine for purposes of the Borrowing Base.

“Eligible Bombardier Consumable/Expendable Parts” shall mean the consumable/expendable parts for Bombardier Aircraft which Borrowers have a 100% ownership interest in, which are held in the ordinary course of business for operation of such Borrower’s business which are not obsolete or unmerchantable; provided, however, that Eligible Bombardier Consumable/Expendable Parts shall in no event include a consumable/expendable part which (i) is on consignment or is covered by a negotiable instrument of title, or is not owned by the Borrowers free and clear of all rights, claims and Liens, other than Permitted Liens, or is not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto or is not located at a Storage Location, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, or (ii) is in transit other than Transit Parts.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Eligible Bombardier Rotable Parts” shall mean the rotable and repairable parts for Bombardier Aircraft which Borrowers have a 100% ownership interest, held in the ordinary course of business for operation of such Borrower’s business which are not obsolete or unmerchantable; provided, however, that Eligible Bombardier Rotable Parts shall in no event include a rotable or repairable part which (i) is on consignment or is covered by a negotiable instrument of title, or is not owned by the Borrowers free and clear of all rights, claims and Liens, other than Permitted Liens, or is not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto or is not located at a Storage Location, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, or (ii) is in transit other than Transit Parts.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Eligible Bombardier Spare Engines” shall mean the spare engines for Bombardier Aircraft which Borrowers have a 100% ownership interest; provided, however, that Eligible Bombardier Spare Engines shall in no event include engines which (i) are not owned by the Borrowers free and clear of all rights, claims or Liens, other than Permitted Liens, are not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, and (ii) are not at a Storage Location or installed on an Eligible Aircraft. Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Eligible Saab340 Consumable/Expendable Parts” shall mean the consumable/expendable parts for Saab340 aircraft which Borrowers have a 100% ownership interest in, which are held in the ordinary course of business for the operation of such Borrower’s business, which are not obsolete or unmerchantable; provided, however, that Eligible Saab340 Consumable/Expendable Parts shall in no event include a consumable/expendable part which (i) is on consignment or is covered by a negotiable instrument of title, or is not owned by the Borrowers free and clear of all rights, claims and Liens, other than Permitted Liens, or is not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto or is not located at a Storage Location, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, or (ii) is in transit other than Transit Parts.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Eligible Saab340 Rotable Parts” shall mean the rotable and repairable parts for Saab 340 Aircraft which Borrowers have a 100% ownership interest, held in the ordinary course of business for operation of such Borrower’s business which are not obsolete or unmerchantable; provided, however, that Eligible Saab340 Rotable Parts shall in no event include a rotable or repairable part which (i) is on consignment or is covered by a negotiable instrument of title, or is not owned by the Borrowers free and clear of all rights, claims and Liens, other than Permitted Liens, or is not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto or is not located at a Storage Location, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, or (ii) is in transit other than Transit Parts.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Eligible Saab340 Spare Engines” shall mean the spare engines for Saab340 aircraft which Borrowers have a 100% ownership interest; provided, however, that Eligible Saab340 Spare Engines shall in no event include engines which (i) are not owned by the Borrowers free and clear of all rights, claims or Liens, other than Permitted Liens, are not in conformity with the representations and warranties and covenants made by the Borrowers under the Financing Documents with respect thereto, or with respect to which the Administrative Agent does not possess a valid, perfected first priority security interest, and (ii) are not at a Storage Location or installed on an Eligible Aircraft.  Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent’s reasonable business judgment, exercised in good faith, upon at least five (5) Business Days prior written notice delivered to the Borrowers, in the case of any change in any existing standards of eligibility or the imposition of any new standards of eligibility.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Borrowing” refers to the Term Loan when it is bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) the net income or net worth of any recipient by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

“FAA” means the Federal Aviation Administration of the United States of America (or any successor agency thereto).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement of even date herewith executed among Borrowers, Administrative Agent and CIT Bank regarding the payment of certain fees.

“Financial Officer” means, with respect to any Loan Party, the president, chief financial officer, principal accounting officer, treasurer or controller of such Loan Party.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes evidencing Loans, the Security Agreement, and any other document, instrument or agreement hereafter created to which any Loan Party is a party that evidences any of the Obligations, provides for collateral security for any of the Obligations of such Loan Party under any of the foregoing or is otherwise delivered to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, each State thereof and the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such governments, including, without limitation, the FAA.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not in each case under this clause (d) include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Pinnacle Airlines Corp., a Delaware corporation and owner of each of the Borrowers.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) “earnouts” and similar payment obligations of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b) hereof.

“Interest Election Request” means a request by the Borrower Representative to convert or continue an ABR Borrowing or Eurodollar Borrowing in accordance with Section 2.6.

“Interest Expense” means, with respect to Borrowers for any period, the interest expense of Borrowers during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capitalized Lease Obligation allocable to interest expense.

“Interest Payment Date” means (a) with respect to any ABR Borrowing, the last day of each calendar month commencing August 31, 2009 and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to a Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lenders” means CIT Bank and any other Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise pursuant hereto, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” means, with respect to a Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of: (a) [***]; and (b) the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to the Eurodollar Borrowing for such Interest Period shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method as may be selected by the Administrative Agent in the exercise of its reasonable business judgment.

“Lien” means, with respect to any asset or property, or any interest therein, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, property or interest, whether consensual or non-consensual, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  For the avoidance of doubt, the interest of the lessor, lessee or any other Person under an operating lease shall not constitute a Lien, subject to receipt by Administrative Agent of a Lease Acknowledgement signed by such lessor, lessee or other Person under any operating lease with respect to any Collateral.

“Liquidity” means the total of (a) cash, cash equivalents and the total amount of unrestricted availability of credit facilities of the Borrowers and Holdings as of the testing date  minus (b) the outstanding principal amount of all Indebtedness of the Borrowers and Holdings with a maturity date or call date on or prior to the date which is thirty-one (31) days after such testing date (excluding regularly scheduled amortization under any EDC Financing or any other financings owed or due by either Borrower or Holdings).

“Loan Parties” means Holdings, the Borrowers and any other Person (excluding Administrative Agent and the Lenders) who is party to this Agreement.

“Loans” means the Term Loan made by the Lenders to the Borrowers pursuant to this Agreement which bears interest as either an ABR Borrowing or a Eurodollar Borrowing.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, industry, prospects or condition, financial or otherwise, of the Loan Parties and their Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement and the other Financing Documents, taken as a whole, (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement and the other Financing Documents, taken as a whole, or (d) the Administrative Agent’s Lien on any material portion of the Collateral or the priority of such Lien.  Notwithstanding the foregoing, it is understood and agreed that any liability associated with Colgan Air Flight 3407 Incident shall not be deemed to be a Material Adverse Effect so long as such liability is covered by the Loan Parties’ insurance in a manner satisfactory to Administrative Agent.

“Material Contract” means any capacity purchase agreement with a Borrower and any of Northwest Airlines Inc., Delta Air Lines, Inc. or Continental Airlines Inc., or any of such entities’ affiliates, subsidiaries, successors or assigns, and any similar contracts with a Borrower.

“Material Indebtedness” means Indebtedness (other than the Loan), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount outstanding or committed as of the date of such determination (including undrawn committed or available amounts) equal to or exceeding [***].  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Minimum Liquidity” shall have the meaning assigned to such term in Section 6.11.

“Monthly Collateral NBV” means the net book value reflected on the Borrowers’ financial statements of the assets comprising the Collateral that is part of the Borrowing Base, as determined in accordance with GAAP consistently applied and as adjusted from time to time on the books and records of either Borrower in accordance with GAAP.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means with respect to the sale or other disposition of any Collateral, the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness payable to a Person that is not an Affiliate of a Loan Party which is secured by any such asset or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or disposition and payable to a Person that is not an Affiliate of a Loan Party, (C) all income and transfer taxes payable in connection with such sale or other disposition, whether actually paid or estimated to be payable in cash in connection with such disposition or the payment of dividends or the making of other distributions of the proceeds thereof and (D) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations.

“Note” means any of the promissory notes executed pursuant to this Agreement, as amended, restated, modified, supplemented, renewed or extended from time to time.

“Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans and all other payment obligations of the Borrowers or any other Loan Party to the Administrative Agent or any Lender arising under this Agreement or the other Financing Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including, without limitation, all protective advances made by Administrative Agent with respect to the Collateral under or pursuant to the terms of any Financing Document, and all such obligations arising after the commencement of any case with respect to any Loan Party under the United States Bankruptcy Code or any similar statute or liquidation or insolvency proceedings with regard to any Borrower (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) and protective advances made by Administrative Agent with respect to the Collateral under or pursuant to the terms of any Financing Document.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 6 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“OLV” means (a) for any month in which an Appraisal has been provided by the Borrowers pursuant to Section 5.1(h), the “Orderly Liquidation Value” as defined and set forth in such Appraisal, and (b) for any month in between such Appraisals, the “Orderly Liquidation Value” from the most recent Appraisal, as adjusted by Administrative Agent based on the same ratio as changes in Monthly Collateral NBV occurring since the date of the most recent Appraisal.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 10.4(d)(i) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means, solely to the extent the following apply to the Collateral and the Administrative Agent has established a related reserve, if any, under the Borrowing Base in its reasonable business judgment:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.7;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in good faith and, landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Administrative Agent pursuant to an agreement executed by the applicable landlord, in form and substance reasonably satisfactory to the Administrative Agent; or

(c) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.1.

“Permitted Liens” means any Liens permitted by Section 6.2.

“Permits” has the meaning assigned to such term in Section 3.8(i) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” in effect from time to time.  In the event that such rate is not available at such time for any reason, “Prime Rate” shall mean a rate of interest per annum publicly announced from time to time by any banking institution selected by the Administrative Agent as its prime rate.  It is understood that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Proceeds” shall mean any and all proceeds, as such term is defined in the UCC, products, rents, lease payments and profits of or from any and all of the Collateral and, to the extent not otherwise included in Collateral, all payments under any insurance (whether or not the Administrative Agent is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the Collateral, all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the Collateral, and all other amounts from time to time paid or payable under or with respect to any of the Collateral.

“Register” has the meaning set forth in Section 10.4.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means those Lenders holding Term Loan Commitments representing at least 66 2/3% of the unpaid principal amount of the Term Loan, all after giving effect to the terms of Section 2.16(e).

“Security Agreement” means, collectively, (i) the Equipment Mortgage and Security Agreement of even date herewith, between Pinnacle, as Grantor and the Administrative Agent, as Collateral Agent, for its own benefit and for the ratable benefit of the Lenders, as amended, restated, modified or supplemented from time to time and (ii) the Equipment Mortgage and Security Agreement of even date herewith, between Colgan, as Grantor and the Administrative Agent, as Collateral Agent, for its own benefit and for the ratable benefit of the Lenders, as each may be amended, restated, modified or supplemented from time to time.

“SH&E” means Simat, Helliesen & Eichner or such other appraiser approved by the Administrative Agent and acceptable by Borrowers.

“Security Interests” means the security interests in, and Liens on, the Collateral granted under the Security Agreement to secure the Secured Obligations (as defined therein).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  A Eurodollar Borrowing shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Storage Locations” shall mean those secure locations owned or leased by a Borrower at which Collateral is located as set forth on Schedule 1; provided, however, such location shall only be deemed a “Storage Location” if Administrative Agent has received a written agreement by the owner or lessor of the location acknowledging Administrative Agent’s first priority security interest in the Collateral held at such location, waiving any interest such party may have in the Collateral held at such location, and agreeing to provide Administrative Agent’s representatives access to the location upon Administrative Agent’s demand.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means the Term Loan made pursuant to Section 2.1.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan on the Effective Date.  The amount of each Lender’s Term Loan Commitment on the Effective Date is set forth on Schedule 2.1.  The aggregate amount of the Lenders’ Term Loan Commitments on the Effective Date is $25,000,000.  Effective upon the assignment of an interest pursuant to Section 10.4, Schedule 2.1 may be amended by the Administrative Agent to reflect such assignment.

“Term Loan Maturity Date” means July 29, 2012 or such earlier date on which the Term Loan is terminated in accordance with this Agreement.

“Three Month LIBOR Rate” means, for any day, the greater of (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), and (b) [***].  In the event that such rate is not available at such time for any reason, then the “Three Month LIBOR Rate” for such day shall be determined by Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by Administrative Agent and, in the absence of availability, such other method as may be selected by Administrative Agent in its sole discretion.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Transit Parts” means those consumable/expendable parts or rotable parts that would, but for being in transit, be Eligible Bombardier Consumable/Expendable Parts, Eligible Saab340 Consumable/Expendable Parts, Eligible Bombardier Rotable Parts or Eligible Saab340 Rotable Parts, as applicable, valued up to [***] in the aggregate according to the appropriate Appraisal.  It is understood and agreed that consumable/expendable parts or rotable parts in transit in excess of the aggregate amount of [***] shall not constitute “Transit Parts” nor be eligible for calculation of the Borrowing Base.

“UCC” means the Uniform Commercial Code, as the same may be enacted and in effect from time to time in the State of New York.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2.   Classification of Term Loan.  For purposes of this Agreement, the Term Loan may be classified and referred to as a Eurodollar Borrowing or an ABR Borrowing.

SECTION 1.3.   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4.   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

ARTICLE II

THE CREDIT

SECTION 2.1.   Term Loan Commitment; Borrowing Base.

(a) Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make the Term Loan to the Borrowers on the Effective Date, in a principal amount not to exceed such Lender’s Term Loan Commitment.  Notwithstanding the foregoing, the aggregate principal amount of Term Loan outstanding at any time (the “Outstanding Term Loan”) shall not exceed the lesser of (“Maximum Availability”):

(i) the total amount of the Lenders’ Term Loan Commitments as reduced from time to time as a result of payments required to be made in accordance with Sections 2.8 and 2.9 herein;  and

(ii) the Borrowing Base.

(b) In the event the Outstanding Term Loan exceeds the Maximum Availability at any time (including, without limitation, as a result of the failure to obtain the acknowledgment from the relevant lessor or secured party pursuant to Section 2.01(b)(iii) or 2.01(b)(iv) of the Security Agreement and in the defined term “Eligible Aircraft” within the required timeframe) (a “Collateral Shortfall”), such failure shall constitute a Default hereunder and, upon the written notice of Administrative Agent to the Borrowers (a “Collateral Shortfall Notice”), the Borrowers shall (a) in the event the Outstanding Term Loan exceeds the Maximum Availability [***], within one (1) Business Day of delivery of the Collateral Shortfall Notice, permit Administrative Agent to station guards and representatives, selected by Administrative Agent in its sole discretion and acting on behalf of Administrative Agent and the Lenders, with authority to ensure the safekeeping of all Collateral, at each of the Storage Locations, and (b) within [***] Business Days of delivery of the Collateral Shortfall Notice, at the Borrowers’ election, either (i) pledge cash as collateral (or such other Collateral acceptable to Administrative Agent in its sole discretion).  (ii) make a prepayment of the Term Loan in an amount to be in compliance with the Maximum Availability calculation or (iii) do a combination of (i) and (ii) in an aggregate amount equal to the amount of the Collateral Shortfall.  Any amount paid in connection with curing any such Collateral Shortfall may not be re-borrowed by the Borrowers in connection with the Term Loan.  If the Borrowers fail to cure any Collateral Shortfall within [***] Business Days of delivery of the Collateral Shortfall Notice, or if the Borrowers do not cooperate with Administrative Agent to ensure the safekeeping of all Collateral and take all steps necessary and legally permissible to allow the posting of guards at all Storage Locations, such failure shall constitute an immediate Event of Default hereunder (each, a “Collateral Shortfall Default”) without further notice by Administrative Agent or any Lender.

SECTION 2.2.   Loans and Borrowings.

(a) General.  The Term Loan shall be made by the Lenders ratably in accordance with their respective Term Loan Commitments.  The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

(b) Type.  Subject to Section 2.6 and Section 2.11, the Term Loan shall be comprised entirely of ABR Borrowings or Eurodollar Borrowings as the Borrower Representative may request in accordance herewith.  Each Lender at its option may make its portion of the Term Loan Commitment for a Eurodollar Borrowing by causing any domestic or foreign branch or Affiliate of such Lender to provide for such Eurodollar Borrowing; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay the Term Loan in accordance with the terms of this Agreement.

(c) Amounts.  At the commencement of each Interest Period for any Eurodollar Borrowing, such borrowing shall be in a minimum amount of [***] and in an aggregate amount in excess of such minimum amount that is an integral multiple of [***].  At the time that each ABR Borrowing is made, such borrowing shall be in an aggregate amount that is an integral multiple of [***] and not less than [***] or the remaining amount of the Term Loan.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of [***] Borrowings outstanding.

(d) Limitations.  Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after Term Loan Maturity Date.

SECTION 2.3.   Reserved.

SECTION 2.4.   Reserved.

SECTION 2.5.   Reserved.

SECTION 2.6.   Interest Elections.

(a) On the Effective Date the Term Loan shall be a Eurodollar Borrowing with an Interest Period of one (1) month for $3,000,000 of the Term Loan and the remainder with an Interest Period of six (6) months or such other Interest Period as the Borrower Representative may specify in accordance herewith.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election in writing or by facsimile transmission or by telephone (promptly confirmed by facsimile) three (3) Business Days prior to the desired effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2;

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) whether the Outstanding Term Loan is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iii) if a Eurodollar Borrowing is elected, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of the resulting ABR Borrowing or Eurodollar Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein at the end of such Interest Period, such Eurodollar Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, (i) upon the occurrence and during the continuance of any Event of Default under clause (g), clause (h) or clause (r) of Section 7.1, or (ii) upon written notice from the Administrative Agent (or the Required Lenders, through the Administrative Agent) upon the occurrence and continuance of any other Event of Default, then, so long as an Event of Default is continuing (i) no request may be made for a Eurodollar Borrowing and no outstanding ABR Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing, unless repaid as provided herein, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.7.   Reserved.

SECTION 2.8.   Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the outstanding amount of the Obligations on the Term Loan Maturity Date.  In addition to the foregoing, the aggregate principal amount of the Term Loan shall be payable in twelve (12) consecutive quarterly installments (the date of each such installment, a “Repayment Date”) on the dates and in the amounts set forth below, with the entire unpaid principal balance of the Term Loan, if not sooner paid, being due and payable, without notice or demand, on the Term Loan Maturity Date, (such payments to be distributed ratably among the Lenders in accordance with their respective Term Loan Commitments):

Repayment Date	Payment
September 30, 2009	[***]
Quarters ending December 31, 2009 through June 30, 2010	[***]
Quarters ending September 30, 2010 and each fiscal quarter ending thereafter through the Term Loan Maturity Date	[***]

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Unless all Lenders otherwise agree, the Term Loan Commitment of each Lender shall be evidenced by a promissory note substantially in the form of Exhibit B (each, a “Note”).  The Borrowers shall execute and deliver to each Lender a Note or Notes payable to such Lender with blanks completed to the satisfaction of such Lender.  Each Note shall be issued in registered form and shall be transferable only in accordance with Section 10.4(b).

SECTION 2.9.   Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section and subject to the provisions of Section 2.14 below in an amount of [***] or any integral of [***] in excess thereof, or the full amount of the Term Loan.

(b) The Borrower Representative shall notify the Administrative Agent by telephone (promptly confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to the Term Loan, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(c) Within [***] of the sale or other disposition of any Collateral permitted by Sections 6.13(ii) or (iii) hereof which result in proceeds therefrom received subsequent to the Effective Date, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to [***] of the net proceeds received (after providing for the reasonable costs and expenses incurred in connection with such sales or dispositions and any Taxes payable in connection therewith), any prepayment to be applied in accordance with subparagraph (e) below.

(d) Upon the receipt of any proceeds of any insurance carried by any Borrower (including, without limitation, those arising from an Event of Loss as defined in the Security Agreement), to the extent payable hereunder pursuant to Article III of the Security Agreement and after giving effect to Article III of the Security Agreement, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to [***] of the remaining proceeds received, any prepayment to be applied in accordance with subparagraph (e) below.

(e) Each prepayment of Loans required by subsections (c) and (d) of this Section shall be made ratably among the Lenders and such prepayments shall be made with respect to such Type of Loans as the Borrower Representative may specify by notice to the Administrative Agent at or before the time of such prepayment and shall be applied to prepay the Term Loan comprising each such Type pro rata; provided that, if no such timely specification is given by the Borrower Representative, such payment shall be allocated to such Type or Types as the Administrative Agent may determine but in any event shall be applied pro rata to all remaining payments of principal required by Section 2.8(a). The Term Loan Commitment shall be permanently reduced ratably among the Term Loan Commitments of the Lenders to the extent of all additional proceeds in accordance with Sections 2.9(c) and (d).

SECTION 2.10.   Fees.

(a) The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon in the Fee Letter or otherwise in writing among the Borrowers and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders, as appropriate.  Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

SECTION 2.11.   Interest.

(a) That portion of the Term Loan which comprises an ABR Borrowing shall bear interest for each day on which any principal of such Loan remains outstanding at the Alternate Base Rate for such day plus the Applicable Rate for such day.

(b) That portion of the Term Loan which comprises a Eurodollar Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBOR Rate for such Interest Period plus the Applicable Rate for such day.

(c) Notwithstanding the foregoing, (i) automatically upon the occurrence and during the continuance of any Event of Default under clause (g), clause (h) or clause (r) of Section 7.1, and (ii) upon written notice from the Administrative Agent (or the Required Lenders, through the Administrative Agent) upon the occurrence and continuance of any other Event of Default, (i) the Loans shall bear interest at a rate per annum equal to [***].

(d)           Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date and on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of a Eurodollar Borrowing, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Borrowing  prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Borrowing shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in its reasonable business judgment (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (other than CIT Bank or any Affiliate thereof) that the Adjusted LIBOR Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Term Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of the Term Loan to, or continuation of the Term Loan as, a Eurodollar Borrowing shall be ineffective and (ii) if any Interest Election Request requests a Eurodollar Borrowing, the Term Loan shall be treated as an ABR Borrowing.

SECTION 2.13.   Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets or deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowing made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining such Eurodollar Borrowing (or of maintaining its obligation to make the Eurodollar Borrowing) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise with respect to such Eurodollar Borrowing), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(b) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Borrowing, such loss, cost or expense to any Lender shall be deemed to include, without limitation, (a) an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market and (b) any other loss in connection with the re-employment of such funds) that any Lender may sustain as a result of such default or such payment.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.  Notwithstanding the foregoing, the Borrowers shall not be required to make any prepayment of a Eurodollar Borrowing pursuant to Sections 2.9(c) and (d) until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers into a cash collateral account with the Administrative Agent and applied to such prepayment on the last day of such Interest Period.

SECTION 2.15.   Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including any taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority provided that the Borrower shall be assigned the right to seek reimbursement from such Governmental Authority, at Borrower’s sole cost and expense and so long as there is no unindemnified adverse consequence to the Administrative Agent or Lenders.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.16.   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds and shall be absolute and unconditional, without defense, rescission, recoupment, setoff or counterclaim, free of any restriction or condition.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 11 West 42nd Street, 12th Floor, New York, New York 10036, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurodollar Borrowing, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day.  All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders under this Agreement.

SECTION 2.17.   Mitigation Obligations.  If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.18.   Replacement of Lenders.  If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to approve an amendment or waiver to this Agreement for which its consent has been requested and is required pursuant to the terms of this Agreement, which amendment or waiver is approved by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that:

SECTION 3.1.   Existence and Power.  Each of the Loan Parties and its Subsidiaries is duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and where the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

SECTION 3.2.   Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of the Financing Documents to which it is a party are (i) within its corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, (iii) require no action by or in respect of, or filing with, any Governmental Authority (except as contemplated by the Security Agreement) and (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or bylaws, as applicable, or other constitutive documents or of any material agreement, or any judgment, injunction, order, decree or other instrument binding upon any Loan Party or result in the creation or imposition of any Lien on any asset of the Loan Parties (except the Security Interests).

SECTION 3.3.   Binding Effect.  This Agreement and the other Financing Documents to which it is a party constitute valid and binding agreements of each Loan Party, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3.4.   Financial Information.

(a) The opening balance sheet of Holdings as of March 31, 2009, prepared by its management, a copy of which has been delivered to each of the Lenders, fairly presents, in conformity with GAAP, the financial position of the Loan Parties as of such date.  The Borrower Representative has heretofore furnished to the Administrative Agent (i) audited financial statements for the fiscal years ending 2006, 2007 and 2008 for Holdings and its Subsidiaries on a consolidated basis, (ii) unaudited financial statements for each quarterly period ending after December 31, 2008 for Holdings and its Subsidiaries on a consolidated basis, and (iii) monthly unaudited internal financial statements from March 31, 2009 through the Effective Date for Holdings and its Subsidiaries on a consolidated basis.  Such financial statements present fairly in all material respects the financial condition and results of operations of the Loan Parties, respectively, as of the dates and for the periods indicated, and such financial statements fairly presents, in conformity with GAAP, the financial position of the Loan Parties as of the date thereof.

(b) The Borrower Representative has heretofore furnished to the Administrative Agent pro forma financial information for the twelve month period ending March 31, 2010 and for the fiscal years ending 2009, 2010, and 2011.  Projections included in such financial information are based upon reasonable estimates and assumptions, all of which were reasonable in light of the conditions which existed at the time the projections were made, were prepared on the basis of the assumptions stated therein, and reflect as of the Effective Date the good faith estimate of Holdings and the Borrowers of the results of operations and other information projected therein, provided that no representation is made that the assumptions are or will prove to be correct.

(c) Since December 31, 2008, there has been no Material Adverse Effect.

SECTION 3.5.   Litigation.  Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to the knowledge of the Loan Parties threatened against or affecting, the Loan Parties before any arbitrator or any Governmental Authority, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) which would in any material respect draw into question the enforceability of this Agreement or of any of the Financing Documents, taken as a whole.

SECTION 3.6.   Compliance with ERISA.  None of the Loan Parties or any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 3.6.  Each of the Loan Parties and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.

SECTION 3.7.   Taxes.  To the extent applicable, each of the Loan Parties has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes stated to be due in such returns or pursuant to any assessment received by it, except for taxes the amount, applicability or validity of which is being diligently contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of each Loan Party in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Loan Parties, adequate.

SECTION 3.8.   Environmental Compliance.

(a) Except for Disclosed Matters,

(i) the Loan Parties obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”) which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with the terms and conditions of all such Permits, except where the failure to obtain such Permits or to comply with their terms could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Loan Party’s knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by any Loan Party of any Environmental Law, (B) alleged failure by any Loan Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (D) release of Hazardous Materials, except where such event or events could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii) all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law have been filed or are in the process of being filed by or on behalf of any Loan Party where the failure to do so would be reasonably likely to have a Material Adverse Effect; and

(iv) no property now owned or leased by any Loan Party and, no such property previously owned or leased or any property to which any Loan Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except where such listings or investigations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) For purposes of this Section 3.8, the “Loan Party” and “Borrower” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of such Loan Party or Borrower, respectively.

SECTION 3.9.   Properties.  Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

SECTION 3.10.   Compliance with Laws and Agreements; Compliance with Anti-Terrorism Laws.

(a) Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Loan Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  No Loan Party nor, to the knowledge of any Loan Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

SECTION 3.11.   Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12.   Full Disclosure.  All information furnished by the Borrower Representative to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the Transactions, taken as whole and in light of the circumstances under which such information was furnished, and true and accurate in all material respects on the date as of which such information was furnished, and true and accurate in all material respects on the date as of which such information was stated or certified.  It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of the Loan Parties and in the view of such management are reasonable in light of all information known to management as of the Effective Date, and (ii) no representation or warranty is made as to whether the projected results are or will be realized.

SECTION 3.13.   Security Interest.  The Security Agreement creates and grants to the Administrative Agent, for its own benefit and for the benefit of the Lenders, a legal, valid and perfected first priority (except as permitted pursuant to Section 6.2 hereof) Lien in the Collateral identified therein and all necessary filings evidencing Administrative Agent’s security interest have been made (or will be made prior to the date of any advance with respect to such Collateral) in all applicable jurisdictions and offices including, without limitation, with the Federal Aviation Administration (where applicable) and the international registry created and maintained pursuant to the Cape Town Convention.  Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by Section 6.2 hereof.

SECTION 3.14.   Solvency.

(a) The fair salable value of the business of Holdings and its Subsidiaries, taken as a whole and measured on a going concern basis, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of Holdings and its Subsidiaries, as they become absolute and mature.

(b) The assets of Holdings and its Subsidiaries taken as a whole do not constitute unreasonably small capital for Holdings and its Subsidiaries to carry out their business as now conducted and as proposed to be conducted, including the capital needs of Holdings and its Subsidiaries , taking into account the particular capital requirements of the business conducted by Holdings and its Subsidiaries and projected capital requirements and capital availability thereof.

(c) No Loan Party intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Loan Party, and of amounts to be payable on or in respect of debt of such Loan Party).

(d) No Loan Party believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of Holdings and its consolidated Subsidiaries, taken as a whole, after taking into account all other anticipated insurance proceeds and all other uses of the cash of Holdings and its consolidated Subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section) will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

SECTION 3.15.   Employee Matters.  There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Loan Parties, threatened between any Loan Party and its employees, other than employee grievances arising in the ordinary course of business, none of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.16.   Use of Proceeds.  All proceeds of the Term Loan shall be used for the purposes set forth in Section 5.5.

SECTION 3.17.   Indebtedness and Default.  Except as set forth in Schedule 3.17, the Loan Parties do not have any Indebtedness in excess of [***] for borrowed money other than the Obligations.  The Loan Parties are not in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute a default or event of default thereunder.

SECTION 3.18.   Subsidiaries.  As of the Effective Date, Holdings has no Subsidiaries other than each Borrower and no Borrower has any Subsidiaries. Holdings holds 100% of the Equity Interests of each Borrower as of the Effective Date.  All issued and outstanding Equity Interests of such Persons are duly authorized and validly issued, fully paid, nonassessable, and such Equity Interests were issued in compliance with all applicable Laws. No Equity Interests of any such Persons, other than those described above, are issued and outstanding as of the Effective Date.  Except as set forth on Schedule 3.18, as of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any such Person of any Equity Interest of any such Person.

SECTION 3.19.   Contracts.  As to each Material Contract to which any Loan Party is a party, (i) such Loan Party is not in default in any material respect under such Material Contract, and to the knowledge of such Loan Party, none of the other parties to such Material Contract is in default in any material respect thereunder (except as shall have been disclosed in writing to the Administrative Agent), (ii) the performance by such Loan Party of its obligations under such Material Contract in accordance with its terms will not contravene any statute, law, treaty, rule, regulation, order, decree, injunction or determination of any arbitrator or Governmental Authority applicable to or binding on such Loan Party or any contractual restriction binding on or affecting such Loan Party or any of its properties, and will not result in or require the creation of any Lien upon or with respect to any of its properties, except for Permitted Encumbrances and (iii) upon the Administrative Agent’s reasonable request therefor, such Loan Party will furnish the Administrative Agent with a correct and complete copy of each Material Contract redacted in each case to remove any proprietary pricing information, and such other information regarding the Material Contracts as mutually agreed upon between the Administrative Agent and the relevant Loan Party subject to compliance with any confidentiality requirement.

SECTION 3.20.    Reserved.

SECTION 3.21.   FAA Investigations and Audits.  No Loan Party is subject to any non-routine FAA investigations or audits with respect to pilots or maintenance that would materially adversely affect the business, assets, operations, industry, prospects or condition, financial or otherwise, of the Loan Parties or their Subsidiaries.

SECTION 3.22.   Anti-Terrorism Laws.  No Loan Party, its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  No such Person nor, to the knowledge of any such Person, any of the Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

SECTION 3.23.   Insurance.  Loan Parties have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to the Security Agreement.  All such insurance policies are listed and described on Schedule 3.23.

SECTION 3.24.   Brokers; Fees.  Except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the Transactions, and no Loan Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

ARTICLE IV

CONDITIONS

SECTION 4.1.   Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Loan Parties, inclusive of opinions regarding the application of Section 1110 of the United States Bankruptcy Code with respect to the Collateral, in form and substance acceptable to Administrative Agent, and covering such other matters relating to the Loan Parties and this Agreement and the Transactions as the Required Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement , the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(d) Administrative Agent shall have received (or shall concurrently receive) payment of all fees and other amounts due and payable, on or prior to the Effective Date, in connection with the execution and delivery of this Agreement, including, without limitation, all fees payable on the Effective Date pursuant to the Fee Letter and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, including, without limitation, all of the legal fees and expenses of counsel to the Administrative Agent and all of the legal fees and expenses of Crowe & Dunlevy, special FAA counsel;

(e) Administrative Agent (or its counsel) shall have received the other executed Financing Documents, all in form and substance satisfactory to the Administrative Agent and its counsel;

(f) With respect to any Liens not permitted pursuant to Section 6.2 hereof, the Administrative Agent shall have received termination statements in form and substance satisfactory to it;

(g) Each document (including, without limitation, each Uniform Commercial Code financing statement) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, or arrangements reasonably satisfactory to the Administrative Agent for the filing, registering or recording thereof shall have been made;

(h) Administrative Agent shall have received and be satisfied with the results of searches of tax and other Liens against each Loan Party and the Collateral (including, without limitation, any Liens of record at the FAA or any other registry of rights in aircraft equipment, and any registrations made as to any Collateral with the international registry created and maintained pursuant to the Cape Town Convention), judgments and Uniform Commercial Code filings made with respect to each Loan Party in the jurisdictions in which any Collateral is located, and in which Uniform Commercial Code filings have been, or are to be, made against each such Loan Party pursuant to paragraph (G) above;

(i) The Administrative Agent shall have received and determined to be in form and substance satisfactory to it:

(i) the results of the final appraisal report for the initial physical appraisal conducted in May 2009, by SH&E, and any other appraisals required by Administrative Agent and the Lenders;

(ii) evidence of the compliance by the Borrowers with Section 2.03 of the Security Agreement;

(iii) the financial statements and projections described in Section 3.4 hereof;

(iv) copies of landlord waivers and/or consent agreements executed by each Borrower’s landlords, bailees and processors for the Storage Locations and any other consents or approvals by Governmental Authorities and any other third party for the Transaction, all in full force and effect as of the Effective Date;

(v) completion of financial and legal due diligence with respect to the Loan Parties and their business, including, without limitation, regulatory issues, ownership, corporate, tax, management, capital structure, restrictions and compliance issues, including evidence of compliance with ERISA Plan Obligations, all reasonably satisfactory to the Administrative Agent;

(j) No Material Adverse Effect shall have occurred since December 31, 2008 with regard to Holdings and its Subsidiaries or any of their material contractual counterparties and no litigation shall have been commenced which, if successful, would have a Material Adverse Effect (it being understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied by the Borrowers and upon which the Lenders based their credit approval may, in the Lenders’ reasonable business judgment, be deemed a Material Adverse Effect);

(k) Administrative Agent shall have received a certificate of Holdings, dated the Effective Date and signed by the President, a Vice President or a Financial Officer or a Director of Holdings, representing and warranting, on behalf of Holdings, that (i) Citibank, N.A. (“Citibank”) has provided a binding offer to Holdings for settlement of the assets and liabilities for the auction rate securities sold by Citibank to Holdings (the “ARS Assets and Liabilities”) and related Citibank line of credit on terms that would result in: (A) the pay-off or discharge in full of the line of credit extended by Citibank against the ARS Assets and Liabilities and (B) Holdings receiving from Citibank cash in excess of the amount of all outstandings under the Citibank line of credit to be discharged pursuant to clause (A) hereof on the basis of at least [***] cents/par for the ARS Assets and Liabilities, (ii) attached to such certificate is a true and correct copy of such offer by Citibank and (iii) as of the Effective Date, such offer remains in full force and effect and has not been withdrawn by Citibank;

(l) The Borrowers shall have executed and delivered to the Administrative Agent a disbursement authorization letter with respect to the disbursement of the proceeds of the Loans made on the Effective Date and all other documentation and information required by Administrative Agent to comply with Anti-Terrorism Laws;

(m) The Administrative Agent shall have received such other documents, and completed such other reviews of, including, without limitation, litigation, taxes, insurance matters, regulatory matters and restrictions and compliance matters (including pension liabilities), and each item listed on the Schedule of Responsibilities and Closing Document List attached hereto as Exhibit E, as the Administrative Agent or its counsel shall reasonably deem necessary; and

(n) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Crowe & Dunlevy, special FAA counsel with respect to the Collateral, in form and substance acceptable to Administrative Agent, and covering such other matters relating to the Loan Parties and this Agreement and the Transactions as the Required Lenders shall reasonably request.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

Until (i) the Commitments have expired or been terminated and, (ii) the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

SECTION 5.1.   Information.  Borrower Representative will furnish to the Administrative Agent and each of the Lenders:

(a) within one hundred twenty (120) days after the end of each fiscal year or such earlier date upon which a report of Holdings on Form 10-K is filed with the Securities and Exchange Commission, either (at the Borrower Representative’s discretion): (i)(A) a consolidated balance sheet and consolidated income statement showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations during such year, and (B) a consolidated statement of shareholder’s equity and a consolidated statement of cash flow, as of the close of such fiscal year, all the foregoing financial statements to be audited by an independent public accountants reasonably acceptable to the Administrative Agent (which report shall not contain any going concern or similar qualification or exception as to scope or any qualification except with respect to new accounting principles mandated by the Financial Accounting Standards Board), and together with supplemental consolidating balance sheets and statements of income, shareholders’ equity and cash flow audited by such independent public accountants as being fairly stated in relation to such audited financial statements taken as a whole and together with management’s discussion and analysis presented to the management of Holdings and its Subsidiaries; or (ii) a report of Holdings on Form 10-K in respect of such year in the form filed with the Securities and Exchange Commission (the posting of such on the publicly available website maintained by the Securities and Exchange Commission shall satisfy such delivery requirement);

(b) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings or such earlier date upon which a report of Holdings on Form 10-Q is filed with the Securities and Exchange Commission, either (at the Borrower Representative’s discretion): (i) unaudited consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated and consolidating statements of income for such fiscal quarter and for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flow of Holdings and its Subsidiaries in accordance with GAAP (except the absence of footnote disclosure), in each case subject to normal year-end audit adjustments, and, solely for the last month of each fiscal quarter for such quarter then ending, management’s discussion and analysis presented to the management of Holdings and its Subsidiaries; or (ii) a report of Holdings on Form 10-Q in respect of such period in the form filed with the Securities and Exchange Commission (the posting of such on the publicly available website maintained by the Securities and Exchange Commission shall satisfy such delivery requirement);

(c) within thirty (30) days after the end of each calendar month (other than any such month that corresponds to the end of a fiscal quarter or fiscal year of Holdings), unaudited internal consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month, together with the related unaudited internal consolidated statements of income for such month and the portion of Holdings’ fiscal year ended at the end of such month, certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as at the date of, and for the periods covered by, such financial statements, in accordance with GAAP (except for the absence of footnotes), in each case subject to normal quarter-end audit adjustments and in form and substance reasonably acceptable to the Administrative Agent, and Holdings shall make its management available to discuss such financial statements with the Administrative Agent in a prompt manner upon the Administrative Agent’s request;

(d) (i) concurrently with any delivery under paragraph (a) or (b), a management discussion and analysis in form and substance reasonably acceptable to the Administrative Agent describing any differences in the reported financial results as between the periods covered and that in the same periods during the immediately preceding Fiscal Year, provided, however, if a management discussion and analysis is included in either the Form 10-K or Form 10-Q delivered in accordance with paragraph (a) or (b), no additional delivery is required under this subparagraph (i), and (ii) concurrently with any delivery under paragraph (a) or (b), a certificate of the firm or Person referred to therein (x) which certificate shall, in the case of the certificate of a Financial Officer of the Borrower Representative, be substantially in the form of the Compliance Certificate attached hereto as Exhibit C and certify that to the best of his or her knowledge no Default or Event of Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished, with the covenant set forth in Section 6.11 hereof) and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) which certificate, in the case of the certificate furnished by the independent public accountants referred in paragraph (a)(i) above, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall in any event state that to the best of such accountants’ knowledge, as of the dates of the financial statements being furnished no Default or Event of Default has occurred under any of the covenant set forth in Section 6.11 hereof and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof;

(e) promptly after the same become publicly available, such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Holdings or any of its Subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if any;

(f) within thirty (30) days of Holdings’ calendar year end, a summary of business plans and financial operation annual budget (including, without limitation, with respect to Capital Expenditures and cash flow) for Holdings and its Subsidiaries on a consolidated basis for such fiscal year prepared by management and presented to and approved by the Boards of Director of Holdings;

(g) within [***] days after the end of each fiscal month (or more frequently as requested by the Administrative Agent following an Event of Default), a Borrowing Base Certificate, substantially in the form of Exhibit D hereto, executed by a Financial Officer of the Borrower Representative demonstrating compliance as at the end of each month with the Maximum Availability requirements and the Borrowers’ calculation of the Monthly Collateral NBV for the Administrative Agent’s review and acceptance;

(h) (i) within forty-five (45) days after the end of each calendar year, the annual physical appraisal by SH&E of the Collateral in the manner set forth in that certain Pinnacle Airlines’ Spare Parts and Spare Engines  - A Proposal to Provide Appraisal Services from SH&E to the Administrative Agent and Borrowers dated April 23, 2009 (the “Appraisal Proposal”) as of December 31 of such calendar year being appraised, and (ii) within thirty (30) days after the end of each calendar quarter ending March 31, June 30 and September 30, a quarterly desktop appraisal by SH&E of the Collateral in the manner set forth in the Appraisal Proposal  as of each such quarter end;

(i) as soon as practicable, notification of the filing of all other material financial reports, forms, filings, loan documents and financial information submitted to the Securities and Exchange Commission;

(j) promptly upon becoming aware thereof, notice to the Administrative Agent of the occurrence of any Default or Event of Default then continuing or the occurrence of an event that will have a Material Adverse Effect on the Loan Parties;

(k)  within [***] days after the end of each fiscal month, inventory files in form and substance reasonably acceptable to the Administrative Agent indicating the (i) part number, (ii) description, (iii) quantity, (iv) location and (v) associated costs of such inventory. The Borrowers shall also provide any other information regarding the Collateral as reasonably requested by Administrative Agent and the Lenders, within [***] after the end of each fiscal month or as otherwise mutually agreed;

(l) within [***] days after the end of each determination date of the Minimum Liquidity requirement set forth in Section 6.11, a Compliance Certificate substantially in the form of Exhibit C hereto, executed by a Financial Officer of the Borrower Representative demonstrating compliance with the Minimum Liquidity covenant;

(m) promptly following receipt, copies of any notice of default or event of default under any lease for property in which any Collateral is located and notice immediately following the termination of any lease or sublease where any Collateral is located; and

(n) such other information as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

SECTION 5.2.   Maintenance of Property.  Borrowers will keep, and will cause each other Loan Party to keep, all property useful and necessary in its business as then conducted in good working order and condition, ordinary wear and tear excepted, where the failure to do so would be reasonably expected to result in a Material Adverse Effect.

SECTION 5.3.   Compliance with Laws.  The Loan Parties will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder and Federal Aviation Administration directives) except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.4.   Reserved.

SECTION 5.5.   Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrowers to (i) refinance the Indebtedness constituting the Convertible Notes by either (a) purchasing such Convertible Notes in the open market and subsequently canceling such Convertible Notes, or (b) repaying such Convertible Notes upon the first instance the Indebtedness evidenced by such Convertible Notes may be called or, to the extent the call date of such Convertible Notes is extended beyond the Term Loan Maturity Date, such other Indebtedness of Borrowers and Holdings to the extent permitted in accordance with Section 6.5(a) of this Agreement, (ii) pay fees and expenses in connection with the Transactions, and (iii) purchase inventory and replacement spare parts, rotables and engines, to the extent consistent with this Agreement.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

SECTION 5.6.   Environmental Matters.  The Borrower Representative will promptly give to the Administrative Agent notice in writing of any complaint, order, citation or notice of violation with respect to, or if any Loan Party becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) any release into the environment, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Materials, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, (v) any property of the Loan Parties that is or will be subject to a Lien imposed pursuant to any Environmental Law, in each case that would be reasonably expected to result in a Material Adverse Effect.

SECTION 5.7.   Taxes.  The Loan Parties will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Loan Parties or upon their respective income or profits or in respect of their respective property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be diligently contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8.   Security Interests; Further Assurances.  The Loan Parties will at all times, at their sole expense, take, or cause to be taken, all actions necessary to maintain the Security Interests as valid and perfected first priority Liens (including, without limitation, such filings with the FAA and registrations with the international registry created and maintained pursuant to the Cape Town Convention and further including Liens on spare parts and spare engines acquired after the Effective Date), subject only to Liens permitted under Section 6.2, and supply all information to the Administrative Agent necessary for such maintenance.  The Loan Parties will at all times also take, or cause to be taken, such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of  security agreements, financing statements and other documents, the filing or recording of any of the foregoing, and other collateral with respect to which perfection is obtained by possession) to ensure that the indebtedness, obligations and liabilities under this Agreement and the other Financing Documents are secured by all of the Collateral.

SECTION 5.9.   Existence; Conduct of Business.  The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and comply with any new or additional requirements that may be imposed on it or its business, including, without limitation, rights, licenses, permits, privileges and franchises issued or granted by the FAA or any other Governmental Authority or necessary to maintain its aircraft operating certificate as in effect on the date hereof; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3(a) or the termination, revocation or expiration of any right, license, permit or franchise the absence of which, individually or in the aggregate,  not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.   Litigation and Other Notices.  The Borrower Representative will give the Administrative Agent prompt written notice of the following:

(a) the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against any Loan Party or a Subsidiary, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of any Loan Party or a Subsidiary thereof in an aggregate amount of [***] or more, not reimbursable by insurance, or (B) materially impairs the ability of any Borrower or a Subsidiary thereof to perform its obligations under this Agreement, any Note or any other Financing Document to which it is a party;

(c) any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(d) any development in the business or affairs of the Loan Parties which has had or which could be expected to have, in the reasonable judgment of the Borrower Representative, a Material Adverse Effect;

(e) any change in Holdings’ or its Subsidiaries’ accounting practices with regard to depreciation and/or establishing reserves for any or all of the Collateral or any other material change in any accounting practices or procedures of Holdings or its Subsidiaries, in each case no later than five (5) Business Days of such change; and

(f) the commencement of any investigation by a Governmental Authority of any Borrower or Holdings including, without limitation, any non-routine FAA audit of any Borrower or Holdings which could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.   Reserved.

SECTION 5.12.   Contracts.  Each Loan Party will, at its expense, at all times perform and comply with, in all material respects, all terms and provisions of each Material Contract to which it is or hereafter becomes a party required to be performed or complied with by it and enforce the terms and provisions thereof in accordance with its terms, and will not waive, amend or modify any provision thereof in any manner other than in the ordinary course of business of such Loan Party or for a valid business reason except to the extent of any of the foregoing would not cause a Material Adverse Effect.  Each Loan Party will notify the Administrative Agent promptly in writing upon any termination of any Material Contract, in whole or in part, or any material breach, default or event of default by any party thereunder which could have a Material Adverse Effect.

SECTION 5.13.   ERISA.  Each of the Loan Parties and each ERISA Affiliate shall continue to fulfill its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and remain in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due where the failure of such obligations would be reasonably likely to result in a Material Adverse Effect.

SECTION 5.14.   Lenders’ Meeting.  Within fifteen (15) days after delivery to the Administrative Agent and Lenders of financial statements pursuant to Section 5.1(a), Borrowers will in each case to the extent requested by either the Administrative Agent or Required Lenders, conduct a meeting of the Administrative Agent and the Lenders to discuss the most recently reported financial results and the financial condition of the Loan Parties, at which meeting shall be present a Financial Officer and such other officers of the Loan Parties as may be reasonably requested to attend by the Administrative Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meeting may be conducted via teleconference for all meetings following deliveries of financial statements pursuant to Sections 5.1(b) and (c).

SECTION 5.15.   Collateral Matters.  The Borrowers will use their best efforts to ensure that all containers, boxes, pallets and the like that contain inventory or engines that are included in the Collateral and which are held or stored at premises that are not under the exclusive control of the Borrowers are properly marked as being the property of the Borrowers.

SECTION 5.16.   Anti-Terrorism Laws Compliance.  The Borrowers shall provide to the Administrative Agent and the Lenders such information and take such actions as are reasonably requested by the Administrative Agent in order to assist the Administrative Agent and the Lenders with compliance with the Anti-Terrorism Laws.

SECTION 5.17.   Engine Warranties Acknowledgment.  Within [***]  days of the Effective Date, to the extent not assignable in accordance with their terms, the Administrative Agent shall have received the relevant consent or acknowledgment from the applicable engine manufacturers of the collateral assignment of the Engine Warranties in the Security Agreement, in form and substance acceptable to Administrative Agent, and covering such other matters relating to the Loan Parties and this Agreement and the Transactions as the Required Lenders shall reasonably request.

SECTION 5.18.   Spare Parts Tracking System License Agreement.  Within [***]  days of the Effective Date, the Administrative Agent, Holdings, the Borrowers and any other relevant Person shall have entered into a collateral assignment of license agreement acknowledged by the provider of such license which permits the Administrative Agent, upon the notification of an Event of Default by the Administrative Agent to such provider, to utilize the relevant software or other intellectual property necessary to use or operate the Tracking System (as defined in the Security Agreement), and covering such other matters relating to the Loan Parties and this Agreement and the Transactions as the Required Lenders shall reasonably request.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

SECTION 6.1.   Reserved.

SECTION 6.2.   Liens.  No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral, except:

(a) Permitted Encumbrances; and

(b) Liens created by the Financing Documents in favor of the Administrative Agent and the Lenders.

SECTION 6.3.   Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, or otherwise dispose of (in one transaction or in a series of transactions) the stock or other Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, a Loan Party may merge into or consolidate with another Person so long as such Loan Party’s rights and obligations under this Agreement are assumed in their entirety by the surviving Person.

(b) No Borrower will, nor will it permit any Subsidiary to, (i) engage to any material extent in any business other than businesses of the type conducted by Borrowers on the date hereof and businesses reasonably related thereto, (ii) change its fiscal year or (iii) change its method of accounting as it relates to the Collateral included in the calculation of the Borrowing Base; provided, however, if Borrowers change their method of accounting as it relates to the Collateral but continues to provide the Administrative Agent with Borrowing Base calculations and inventory reporting required pursuant to Section 5.1 prepared in accordance with the accounting practices and policies used by Borrowers as of March 31, 2009, such changes in methods of accounting shall be permitted.

SECTION 6.4.   Acquisitions.  No Borrower will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”) during the occurrence and continuance of a Default or Event of Default; provided, however, the parties hereto acknowledge and agree that if Borrower or any Subsidiary is permitted to make an Investment in compliance with the foregoing clause, the Minimum Liquidity covenant set forth in Section 6.11 hereof may be revised as reasonably determined by the Administrative Agent upon the making of such Investment.

SECTION 6.5.   Prepayment or Modification of Indebtedness; Modification of Operating Documents; Change of Business Location; Change of Name.

(a) No Borrower will, nor will it permit any Subsidiary to, directly or indirectly prepay, to the extent such prepayment is optional or at Borrower’s discretion, redeem, purchase, repurchase or retire (or offer to prepay, redeem, purchase, repurchase or retire), or make any cash interest or principal payments in excess of regularly scheduled payments with respect to any Indebtedness, other than Indebtedness incurred hereunder, provided, however, (i) so long as no Default or Event of Default has occurred and is continuing, and (ii) the Borrowers are in compliance with the Minimum Liquidity covenant set forth in Section 6.11 exists before and after giving effect to any such payment as of the date of such determination, the Borrowers may (x) prepay amounts owing with respect to the line of credit extended by Citibank in accordance with the terms of loan documents in effect on the date hereof, (y) make prepayments of principal and interest under each Borrower's pre-delivery payment financing with Export Development Canada in respect of the purchase of certain Bombardier Inc. aircraft in accordance with the terms of loan documents in effect on the date hereof, and (z) make repayments with respect to the Convertible Notes in accordance with Section 5.5 hereof, provided that the Borrowers may optionally prepay other Indebtedness using proceeds of the Loans to the extent the first call date for the redemption of the Convertible Notes is extended beyond the Term Loan Maturity Date.

(b) No Borrower will, nor will it permit any Subsidiary to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other constitutive documents in any manner that would have a Material Adverse Effect on such party.

(c) No Borrower will, and will not permit any of its Subsidiaries to, relocate its principal executive offices or other facilities or establish new business locations or store any Collateral at a location not identified to the Administrative Agent on or before the Effective Date, without providing not less than thirty (30) days’ advance written notice to the Administrative Agent.

(d) No Borrower will, and will not permit any of its Subsidiaries to, change its corporate name, jurisdiction of organization or organizational identification number, or establish new or additional trade names without providing not less than thirty (30) days’ advance written notice to the Administrative Agent.

SECTION 6.6.   Reserved.

SECTION 6.7.   Reserved.

SECTION 6.8.   Restrictive Agreements.  No Borrower will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of the Collateral; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any of the other Financing Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.8 (but shall apply to any amendment or modification expanding the scope or duration of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, and (iv) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.9.   Compliance with Anti-Terrorism Laws.  No Borrower will, nor will permit any Subsidiary to, directly or indirectly, knowingly enter into any agreement with any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower or Subsidiary is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, nor will any Borrower permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

SECTION 6.10.   Reserved.

SECTION 6.11.   Minimum Liquidity.  Holdings and Borrowers will not permit their Liquidity [***].  Borrower Representative shall provide Administrative Agent with evidence of compliance with the Minimum Liquidity requirement, in form and substance satisfactory to Administrative Agent, within four (4) Business Days of each testing date set forth in Section 6.11(a), and within two (2) Business Days of each testing date for such testing dates set forth in Sections 6.11(b) and (c).

SECTION 6.12.   Reg U Requirements.  None of the Borrowers shall use any portion of the proceeds of any Loans for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

SECTION 6.13.   Permitted Sales or Dispositions.  Except to the extent otherwise permitted in the Security Agreement, no Borrower will, nor will any Borrower permit any Subsidiary or any other Person acting by, through or under it, to sell, transfer, lease or dispose of any of the Collateral without the prior written consent of  the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion other than (i) sales for cash or exchanges of parts in the ordinary course of business, not to exceed [***] in the aggregate in any fiscal year or [***] in the aggregate in any calendar month, (ii) sales or other dispositions for cash of damaged, obsolete, obsolescent, unmerchantable or excess parts, and (iii) as permitted by the Security Agreement.

ARTICLE VII

EVENTS OF DEFAULT AND APPLICATION OF PROCEEDS

SECTION 7.1.   Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable, [***];

(c) any representation or warranty made or deemed made by any Loan Party in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1 (excluding subparagraph 5.1(i)), 5.5, 5.8, 5.9 (with respect to each Borrower’s existence), 5.15 or 5.16 or in Article VI of this Agreement, or Section 2.03 or Article III of the Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specifically set forth in this Article) or any other Financing Document (other than those specifically set forth in this Article), and such failure shall continue unremedied for a period of [***] after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent to the Borrower Representative;

(f) any Loan Party shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be purchased, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to purchase, repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded provided that any notice, if required, and cure period, if any, shall first have been given or allowed;

(g) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary of its debts, as applicable, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, examinership, liquidation, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, examiner, receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for [***] days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary shall (i) voluntarily commence any case or proceeding or file any petition seeking liquidation, examinership, reorganization or other relief under any Federal, state or foreign bankruptcy, liquidation, examinership, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of [***] pertaining to the Collateral or [***] with respect to all assets of the Borrowers (not covered by insurance where the carrier has accepted responsibility) shall be rendered against the any Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower or any Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person, including, without limitation, the improper filing by such Person of an amendment or termination statement relating to a filed financing statement describing the Collateral that names the Administrative Agent as secured party, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);

(n) any material damage to, or loss, theft or destruction of, any material Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty not otherwise covered by Article III of the Security Agreement or continuing for more than [***] beyond the coverage of any applicable business interruption insurance, if in the case of any of the foregoing, any such event or circumstance could reasonably be expected to have a Material Adverse Effect on a material portion of the Collateral;

(o) any Financing Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms hereof or the terms of any other Financing Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Loan Party (other than any Lender or Administrative Agent), or any Loan Party shall deny that it has any or further liability or obligation under any Financing Document, or any such Financing Document shall be, or shall be deemed, terminated (other than in accordance with the terms thereof or the terms of any other Financing Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Administrative Agent the benefits purported to be created thereby;

(p) any Borrower or their Subsidiaries shall receive notice that a Material Contract shall be terminated, cancelled or modified in a manner that is materially adverse to such Borrower or Subsidiary, or the occurrence of any termination, cancellation or materially adverse modification of a Material Contract if no notice is given; provided, however, if Borrower receives notice of a materially adverse modification or a materially adverse modification occurs, such Borrower or Subsidiary shall have thirty (30) days to replace such Material Contract on the same or better terms before such modification gives rise to an Event of Default;

(q) the occurrence of a Collateral Shortfall Default; or

(r) either Borrower ceases to be a Certificated Air Carrier (as defined in the Security Agreement),

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any one or more of the following actions, at the same or different times:  (i) terminate the Term Loan Commitment, and thereupon the Term Loan Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower,  or (iii) exercise any other rights or remedies available under the Financing Documents, the UCC or other applicable law; and in case of any event with respect to the Loan Parties described in clause (g), (h) or (r) of this Article, the Term Loan Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.2.   Application of Proceeds.

(a) All Proceeds collected by the Administrative Agent upon any sale, other disposition of or realization upon any of the Collateral, together with any offsets, voluntary payments by any Borrower or others and any other sums received or collected in respect of the Obligations received by the Administrative Agent, shall be applied as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, the Financing Documents or any of the Obligations, including, but not limited to, those under Section 4.02 of the Security Agreement, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent under this Agreement or any of the Financing Documents on behalf of the Borrowers and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

SECOND, pro rata to the payment in full of principal and interest in respect of any Loans outstanding (pro rata as among the Lenders in accordance with the amounts of the Loans made by them pursuant to this Agreement);

THIRD, pro rata to the payment in full of all Obligations (other than those referred to above) owed to the Administrative Agent and/or the Lenders (pro rata as among the Lenders in accordance with the amount of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Borrowers or such other party entitled thereto, as the case may be, or their successors and assigns, or as a court of competent jurisdiction may otherwise direct.

(b) Each Borrower shall remain liable to the extent of any deficiency between the amount of all Proceeds realized upon sale, other disposition or collection of the Collateral, and monies held as Collateral pursuant to this Agreement and the aggregate amount of unpaid Obligations.  Upon any sale of any Collateral by the Administrative Agent (whether by virtue of the power of sale granted under the Financing Documents, pursuant to judicial proceeding, or otherwise), the receipt by the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 7.3.   Collateral Accounts.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of Collateral.  Such Proceeds, when deposited, shall continue to constitute Collateral for the Obligations and shall not constitute payment thereof until applied as herein provided.  The Administrative Agent shall have sole dominion and control over all funds deposited in any Collateral Accounts, and such funds may be withdrawn therefrom only by the Administrative Agent.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to (and, if directed by the Required Lenders pursuant to this Agreement, shall) apply amounts held in the Collateral Accounts in payment of the Obligations in the manner provided for in Section 7.2 above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent both as administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone in accordance with Section 2.6 and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Lenders), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their activities as Administrative Agent.

With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any property covered by this Agreement or the other Financing Documents (i) upon termination or expiration of the Commitments, the payment and satisfaction of all Obligations arising with respect to the Loans (including, without limitation, all fees and expenses payable hereunder and under the other Financing Documents), or (ii) constituting property being sold or disposed of in compliance with the provisions of the Financing Documents (and the Administrative Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry); provided, however, that (x) the Administrative Agent shall not be required to execute any release on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the Collateral covered by the Financing Documents.

With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent, and, promptly upon the Administrative Agent’s request, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Administrative Agent.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Loan Party, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, but shall not be required, to file a proof of claim on behalf of itself, the Lenders in such proceeding for the total amount of Obligations owed by such Person.  With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such Obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrower Representative (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and during the continuance of an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with such an office.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

Each Lender authorizes the Administrative Agent to release Liens on any Collateral sold, transferred or otherwise disposed of by any Loan Party as permitted by this Agreement or the Security Agreement to the extent all conditions set forth herein and therein are satisfied.

ARTICLE IX

RESERVED

ARTICLE X

MISCELLANEOUS

SECTION 10.1.   Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Loan Parties, c/o the Borrower Representative at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132, attention:  General Counsel (telecopy no. (901) 358-4103);

(ii) if to the Administrative Agent, to 30 S. Wacker Drive, Chicago, IL 60606, attention: John Heskin, and to 11 West 42nd Street, 12th Floor, New York, New York 10036, attention: Chief Counsel, with copies for informational purposes only to Vedder Price P.C., 222 North LaSalle Street, Suite 2400, Chicago, Illinois 60601, Attention: Michael A. Nemeroff (Telecopy No. (312) 609-5005); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.2.   Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof nor any provision of any other Financing Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Term Loan or Note or reduce the rate of interest thereon, or reduce any fees payable to or for the account of Lenders hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the Term Loan Maturity Date or the scheduled date of payment of the principal amount of any Loan (other than pursuant to Section 2.9(d) or (e) hereof), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender directly affected thereby, (iv) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or a material portion of the Collateral (except following termination of the Term Loan Commitment and payment in full of all Obligations then outstanding or make overadvances (other than for the purpose of preserving Collateral), (vi) except as provided herein or in the other Financing Documents, release all or substantially all of the Collateral, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 10.3.   Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Lender and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Lender, in connection with the preparation of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and out-of-pocket field examination expenses, and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrowers shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or its respective Related Parties under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based upon the outstanding principal amount of the Term Loan at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Related Party in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.4.   Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for assignments in respect of a Term Loan Commitment if such assignment is to a Person that is a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) Minimum Amounts.  Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment, the amount of the Term Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than [***] in the case of such Lender’s Term Loan Commitment, unless Administrative Agent otherwise consents;

(B) Recording Fee.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a [***];

(C) Administrative Questionnaire.  If the assignee is not an existing Lender hereunder, such assignee shall deliver an Administrative Questionnaire to the Administrative Agent;

(D) No Assignment to any Borrower.  No assignment shall be made to any Borrower or any of a Borrower’s Affiliates or Subsidiaries; and

(E) No Assignment to Natural Persons.  No assignment shall be made to a natural person.

For the purposes of this Section 10.4(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is advised, administered, or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.3).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Register.

(i) The Loans shall be issued in registered form and shall be transferable only upon a register (the “Register”) maintained by the Administrative Agent as Registrar (the “Registrar”), acting solely for this purpose as an agent of the Borrowers.  The Registrar shall maintain the Register at one of its offices in the United States for the recordation of the names and addresses of the holders of the Notes from time to time.  The Registrar shall record each transfer of all or part of the Loans to a transferee on the Registrar upon written notification by the registered owner of such transfer (with the Registrar being allowed to rely conclusively on any such notification).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and Lenders may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Loans and holders of the Notes for the purpose of receiving payment of, or on account of, the principal and interest due on the Loans and for all other purposes, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan.  The Register shall be available for inspection by the Borrowers and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.  Each Borrower hereby designates the entity serving as Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section, and each Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Agent and its affiliates, and its and its affiliates officers, directors, employees and agents shall constitute “Indemnitees” under Section 10.3(b).

(ii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.4, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Upon notice to the Borrower Representative, at no expense to any Loan Party, the Borrowers shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes to the assignee in an amount equal to the portion of the Commitments assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Commitment hereunder, new Notes to the assigning Lender in an amount equal to the respective Commitments retained by it hereunder.

(iii) At the request of the registered owner of the Note, the Administrative Agent shall note a collateral assignment of the Note on the Register and, provided that the Administrative Agent has been given the name and address of such collateral assignee, the Administrative Agent (i) shall not permit any further transfers of the Note on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Note on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.

(d) Participations.

(i) Any Lender may, without the consent of the Loan Parties or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Financing Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees in writing to be subject to Section 2.16(c) as though it were a Lender.

(e) Limitation on Participant’s Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 other than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender, i.e., if it were a Lender, shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Limitation on Effectiveness.  Notwithstanding anything contained herein to the contrary, in the case of an assignment by any Lender to any Affiliate of such Lender, such assignment shall be effective as between such assigning Lender and its Affiliate immediately without compliance with the conditions for assignment under this Section 10.4, but shall not be effective with respect to the Borrowers, the Administrative Agent or any Lender, and the Borrowers, the Administrative Agent and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until all of the conditions for assignment under this Section 10.4 have been complied with.

(h) Securitization.  In addition to any other assignment permitted pursuant to this Section, Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (each, a “Lender Party” and collectively, “Lender Parties”) may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Securitization may be rated by a Rating Agency (as defined in Section 10.12).  The  Loan Parties shall reasonably cooperate with the Lender Parties to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, (b) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Securitization,  including any investors in a securitization entity (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which the Lender Parties or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Partiers in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

SECTION 10.5.   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 10.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration the Term Loan Commitment or the termination of this Agreement or any provision hereof.  Notwithstanding the foregoing, the Administrative Agent hereby agrees to release all of its Liens on the Collateral upon payment in full of all Obligations.

SECTION 10.6.   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Financing Documents and any separate letter agreements with respect to or referring to fees and other amounts payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.7.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.8.   Right of Setoff.  (a) Subject to the provisions of Section 10.8(b) below, If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Financing Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Loans made by it, in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Obligations, such Lender shall purchase from the other Lenders such participations in the Term Loan held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable percentages of the aggregate Term Loan Commitment of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 10.9.   GOVERNING LAW; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any of the other Financing Documents shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Loan Party irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.   Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, Rating Agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any of the other Financing Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, (h) with the consent of the Borrower Representative or (i) to the extent such Information (i) becomes publicly available, other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party.  Notwithstanding the foregoing, each of the Administrative Agent and the Lenders may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the Transactions (it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the Transactions).  For the purposes of this Section, (i) “Information” means all information received from any Loan Party relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified as confidential at the time of delivery.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) “Rating Agencies” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group, a Division of McGraw Hill Corporation, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.  The obligations of any Person required to maintain the confidentiality of Information as provided in this Section shall continue with respect to any item of Information for only so long as the item of Information has or retains a confidential nature, but in no event beyond a period of two (2) years from the date of delivery of such item of Information to such Person.  In no event shall the Administrative Agent or any Lender be obligated or required to return any Information or other materials furnished by a Loan Party.

SECTION 10.13.   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14.   Publication.  No Loan Party or Affiliate thereof will in the future issue any press releases or other public disclosure using the name “C.I.T. Leasing Corporation” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Financing Documents without at least two (2) Business Days’ prior notice to Administrative Agent and Lender, if applicable, and without the prior written consent of Administrative Agent and Lender, if applicable, unless (and only to the extent that) such Loan Party or Affiliate is required to do so under Applicable Law and then, in any event, such Loan Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.  Each Loan Party expressly consents to and authorizes the publication by Administrative Agent or any Lender of a summary description of the transaction(s) contemplated by this Agreement in any format (including tombstones, deal listings or similar advertising materials), which may be published in one or more of financial or other industry periodicals, newspapers, reporting services, trade organizations, written promotional materials, Administrative Agent or Lender web site, etc.  In addition, each Loan Party expressly consents to and authorizes Administrative Agent or Lender to provide to financial or other industry periodicals, newspapers, reporting services or trade organizations information necessary and customary for inclusion of the transaction(s) in league table measurements, including the aggregate dollar value of the transaction.

SECTION 10.15.   Currency.  All references herein with respect to currency denominations of “Dollars” or “$” shall mean U.S. Dollars.

ARTICLE XI

BORROWER REPRESENTATIVE

SECTION 11.1.   Appointment; Nature of Relationship.  Holdings is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Financing Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in any account designated by Borrower Representative, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  The Administrative Agent and the Lenders, and their respective Affiliates, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.1.

SECTION 11.2.   Powers.  The Borrower Representative shall have and may exercise such powers under the Financing Documents as are specifically delegated to the Borrowers and/or the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Financing Documents to be taken by the Borrower Representative.

SECTION 11.3.   Employment of Agents.  The Borrower Representative may execute any of its duties and powers as the Borrower Representative hereunder and under any other Loan Document by or through Authorized Officers.

SECTION 11.4.   Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative under this Agreement or any of the Financing Documents shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.5.   Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation and corresponding appointment of a successor to the Lenders.

SECTION 11.6.   Execution of Financing Documents; Certificates.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Financing Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Financing Documents, including without limitation, the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Financing Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

ARTICLE XII

JOINT AND SEVERAL OBLIGATIONS; CROSS-GUARANTIES

SECTION 12.1.   Joint and Several Obligations.

(a) Each Borrower shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement, regardless of which Borrower actually receives the proceeds of the Indebtedness governed hereby or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, Administrative Agent or Lenders account therefor in their respective books and records.  In addition, each Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Borrower as well as all Borrowers when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Article VII of this Agreement are to be applied to each Borrower (as well as to all Borrowers taken as a whole), such that the occurrence of any of the events described in Article VII of this Agreement as to any Borrower shall constitute an Event of Default even if such event has not occurred as to any other Borrower or as to all Borrowers taken as a whole (except as otherwise expressly provided therein).

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the Security Documents, which would not have been available to an individual Borrower acting alone.  Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the Security Documents.

(c) Administrative Agent and the Lenders have advised the Borrowers that they are unwilling to enter into this Agreement and the Security Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and the Security Documents.  Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Administrative Agent and the Lenders to extend credit pursuant to this Agreement and the Security Documents (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers, and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of the Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder.  Accordingly, each Borrower individually acknowledges that the benefit of the accommodations made under this Agreement to Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

(d) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the Security Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the intercompany arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e) Borrower Representative (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section.  Borrower Representative shall make copies of such records available to Administrative Agent and the Lenders, upon request.

(f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the Security Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the Security Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the Security Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof, as if this Section were not a part of this Agreement.

(g) To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments.  As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h) Administrative Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Administrative Agent; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower.  Except as specifically provided in this Agreement or any of the Security Documents, Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations. Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower.

(i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(j) Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally.  Notice given by Administrative Agent or Lenders to any one Borrower hereunder or pursuant to any Security Documents in accordance with the terms hereof shall constitute notice to each and every Borrower.  The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(l) This Section is intended only to define the relative rights of Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any Security Documents.  Nothing contained in this Section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing.  The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder.

SECTION 12.2.   Cross-Guaranty Provisions.

(a) This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.

(b) Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower, authorizes Administrative Agent, without giving notice to such Borrower or to any other Borrower (to the extent permitted hereunder) or obtaining such Borrower’s consent or any other Borrower’s consent (to the extent permitted hereunder) and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower, from time to time to:

(i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

(ii) declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii) take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

(iv) apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine;

(v) release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi) apply payments received by Administrative Agent from any Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and

(vii) assign this Agreement in whole or in part.

(c) Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower, waives:

(i) any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Obligations), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(ii) any defense based upon any legal disability or other defense of any other guarantor or other Person;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon the application by any other Borrower of the proceeds of the credit facilities for purposes other than the purposes represented by such other Borrower to Administrative Agent or intended or understood by Administrative Agent or such Borrower;

(v) any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower;

(vi) any defense based on Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Security Documents.  Such Borrower agrees that no such failure shall waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Administrative Agent from foreclosing on any Lien, or exercising any rights available to Administrative Agent thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

(vii) any defense arising from any act or omission of Administrative Agent which changes the scope of such Borrower’s risks hereunder;

(viii) any defense based upon Administrative Agent’s election of any remedy against such Borrower or any other Borrower; any defense based on the order in which Administrative Agent enforces its remedies;

(ix) any defense based on (A) Administrative Agent’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Obligations, including, but not limited to, Administrative Agent’s failure to perfect or maintain a Lien in such collateral;

(x) any defense based upon Administrative Agent’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Obligations;

(xi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(xii) any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code § 1111(b)(2) or any successor statute;

(xiii) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code § 364;

(xiv) any defense based on Administrative Agent’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

(xv) except as otherwise expressly set forth herein:  notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

(xvi) any defense based on errors and omissions by Administrative Agent in connection with its administration of the credit facilities;

(xvii) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

(xviii) any defense based on Administrative Agent’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent which impairs such Borrower’s prospective subrogation rights;

(xix) any defense based on legal prohibition of Administrative Agent’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent with respect to the Obligations and the security therefor;

(xx) any defense available to a surety under applicable law; and

(xxi) the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.

(d) Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

(e) Each Borrower authorizes Administrative Agent to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent in accordance with, and subject to standards established by, this Agreement and the other Financing Documents, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances.  Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Obligations directly incurred by any other Borrower.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: PINNACLE AIRLINES, INC. By: Name: Title:
COLGAN AIR, INC. By: Name: Title:
HOLDINGS: PINNACLE AIRLINES CORP. By: Name: Title:

Signature Page to Credit Agreement

AGENT: C.I.T. LEASING CORPORATION, as Administrative Agent and Collateral Agent By: Name: Title:

Signature Page to Credit Agreement

LENDERS: CIT BANK, as a Lender By: Name: Title:

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement dated as of July 30, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Pinnacle Airlines, Inc., a Georgia corporation (“Pinnacle”), Colgan Air, Inc., a Virginia corporation (“Colgan”, and together with Pinnacle, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and C.I.T. Leasing Corporation, as agent for the Lenders (in such capacity, the “Agent”).  Capitalized terms used in this Assignment and Assumption Agreement (this “Agreement”) and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.  This Agreement between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Credit Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1.           The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Credit Agreement respecting those, and only those, portions of the financing facilities contained in the Credit Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2.           The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of any Loan Party, or (y) the performance or observance by any Loan Party of any of its respective obligations under the Credit Agreement or any of the Loan Documents.

3.           The Assignee (i) represents and warrants that it is legally authorized to enter into this Credit Agreement, (ii) confirms that it has received a copy of the Credit Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Loan Parties, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.           Following the execution of this Assignment and Assumption Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Effective Date.

5.           Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6.           From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Credit Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7.           THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by its respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment and Assumption Agreement

Name of Assignor:                                __________________________

Name of Assignee:                                __________________________

Effective Date of Assignment:           ________, 20__

Assigned Facilities	Percentage of Facilities Assigned	Dollar Amount Assigned
Term Loan	%	$

ASSIGNOR:	ASSIGNEE:
By: Name: Its:	By: Name: Its:

Accepted by the Agent: C.I.T. LEASING CORPORATION By: Name: Its:	Acknowledged and Agreed to by: PINNACLE AIRLINES, INC. By: Name: Its:
COLGAN AIR, INC. By: Name: Its:

EXHIBIT B

TERM LOAN NOTE

$_______________ New York, New York

 _________________

FOR VALUE RECEIVED, each of the undersigned, PINNACLE AIRLINES, INC., a Georgia corporation (“Pinnacle”), and COLGAN AIR, INC., a Virginia corporation (“Colgan”, and together with Pinnacle, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, hereby promise to pay to _____________________ (the “Lender”), at the office of C.I.T. Leasing Corporation, as administrative agent and collateral agent (the “Administrative Agent”), at 30 S. Wacker Drive, Chicago, IL 60606, on the Term Loan Maturity Date, as such term is defined in the Credit Agreement dated as of July 30, 2009 among the Borrowers, the Lenders party thereto from time to time including the Lender, the Administrative Agent, and certain other parties from time to time party thereto (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”), or earlier as provided for in the Credit Agreement, the principal amount of _____________________ ($____________) in the manner set forth in the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement.

The Borrowers, jointly and severally, promise to pay interest, in accordance with the Credit Agreement, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrowers, jointly and severally, further promise to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Term Loan Note (this “Note”) or enforcing any rights in any Collateral therefor as set forth in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note is one of the Notes referred to in the Credit Agreement (and is secured by the Collateral referred to therein), which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

This Note shall be held in registered form, and transfers of this Note must be made pursuant to the Register maintained pursuant to Section 10.4(c) of the Credit Agreement.  The Borrower may deem and treat the Person in whose name this Note is recorded on the Register as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary (subject to the rights of any collateral assignee of this Note as set forth in Section 10.4(c) of the Loan Agreement.)

[SIGNATURE PAGE FOLLOWS]

Signature Page to Term Loan Note

BORROWERS: PINNACLE AIRLINES, INC. By: Name: Title:
COLGAN AIR, INC. By: Name: Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:_______ __, ____

To:	C.I.T. Leasing Corporation
30 S. Wacker Drive
Chicago, IL 60606
Attention: John Heskin

C.I.T. Leasing Corporation
11 West 42nd Street, 12th Floor
New York, New York 10036
Attention: Chief Counsel

Ladies and Gentlemen:

Please refer to the Credit Agreement dated as of July 30, 2009 among Pinnacle Airlines, Inc., a Georgia corporation (“Pinnacle”), Colgan Air, Inc., a Virginia corporation (“Colgan”, and together with Pinnacle, collectively, the “Borrowers”), Pinnacle Airlines Corp., a Delaware corporation (“Holdings”), as Borrower Representative (in such capacity, “Borrower Representative”), the Lenders party thereto from time to time, C.I.T. Leasing Corporation, as administrative agent and collateral agent (the “Administrative Agent”), and certain other parties from time to time party thereto (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The undersigned hereby certifies as of the date hereof that this certificate is signed by a person who is a Financial Officer of the Borrowers as of the date hereof, and that, as such, such person is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of Holdings and the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule I are the annual audited financial statements required by Section 5.1(a) of the Credit Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant to the extent required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

Attached hereto as Schedule I are the quarterly unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the fiscal quarter of Holdings ended as of the above date.  Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned Financial Officer of Holdings, as Borrower Representative, has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under such person’s supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned Financial Officer with a view to determining whether during such fiscal period Holdings and its Subsidiaries have performed and observed all their respective obligations under the Financing Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Holdings and its Subsidiaries have performed and observed each covenant and condition of the Credit Agreement and other Financing Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such [Default] [and/or] [Event of Default] and its nature and status:]

The financial covenant analyses and information set forth on Schedule II attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[SIGNATURE PAGE FOLLOWS]

(Signature Page to Compliance Certificate)

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.

PINNACLE AIRLINES CORP., a Delaware corporation, as Borrower Representative By: Name: Its:

Schedule I

See attached

Schedule II

Minimum Liquidity

Date:  _______________ __, 20__

For calendar month or test period ended ____________

[***]

EXHIBIT D

BORROWING BASE CERTIFICATE

To:	C.I.T. Leasing Corporation
30 S. Wacker Drive
Chicago, IL 60606
Attention: John Heskin

C.I.T. Leasing Corporation
11 West 42nd Street, 12th Floor
New York, New York 10036
Attention: Chief Counsel

Ladies and Gentlemen:

Please refer to the Credit Agreement dated as of July 30, 2009 among Pinnacle Airlines, Inc., a Georgia corporation (“Pinnacle”), Colgan Air, Inc., a Virginia corporation (“Colgan”, and together with Pinnacle, collectively, the “Borrowers”), Pinnacle Airlines Corp., a Delaware corporation, as Borrower Representative (“Borrower Representative”), the Lenders party thereto from time to time, C.I.T. Leasing Corporation, as administrative agent and collateral agent (the “Administrative Agent”), and certain other parties from time to time party thereto (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”).  This Borrowing Base Certificate  (this “Borrowing Base Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrower Representative hereby certifies and warrants to the Administrative Agent and the Lenders, on behalf of itself and Borrowers, that at the close of business on __________, the Borrowing Base and Monthly Collateral NBV are as set forth on Schedule I attached hereto.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Borrowing Base Certificate

IN WITNESS WHEREOF, Borrower Representative has caused this Borrowing Base Certificate to be executed and delivered by its Financial Officer thereunto duly authorized on ______ __, 20___.

PINNACLE AIRLINES CORP., a Delaware corporation, as Borrower Representative By: Name: Its:

SCHEDULE I

See attached.

EXHIBIT E

C.I.T. LEASING CORPORATION,

as Administrative Agent and Collateral Agent,

CIT BANK, as a Lender,

AND

THE OTHER LENDERS PARTY TO THE CREDIT FACILITY

FROM TIME TO TIME,

$25,000,000 CREDIT FACILITY

TO

PINNACLE AIRLINES, INC.

AND

COLGAN AIR, INC., as Borrowers

(“Borrowers”)

July 30, 2009

SCHEDULE OF RESPONSIBILITIES

AND

CLOSING DOCUMENT LIST

A. Deal Team
Borrowers (“B”):
Pinnacle Airlines, Inc.
Colgan Air, Inc.
c/o Pinnacle Airlines Corp.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

Brian T. Hunt
Vide President and General Counsel
Phone:    [***]
Fax:         [***]
E-Mail:   [***]

Ron Kay
Treasurer
Phone:    [***]
E-Mail:    [***]

Agent:
C.I.T. Leasing Corporation
505 Fifth Avenue, 12th Floor
New York, New York 10017

Oliver Althoff
Phone:     [***]
Fax:           [***]
E-Mail:     [***]

Thomas Maddi
Phone:      [***]
E-Mail:      [***]

John Heskin
Phone:     [***]
E-Mail:     [***]

Counsel to Lenders (“VP”):
Vedder Price P.C.
222 N. LaSalle Street, Suite 2400
Chicago, Illinois 60601
Fax:       [***]

Michael A. Nemeroff, Esq.
Phone   [***]
E-Mail:  [***]

Matthew T. O’Connor, Esq.
Phone:  [***]
E-Mail: [***]

Eliza Hommel Peterson
Phone:  [***]
E-Mail: [***]

Drafting or Responsible Party
B. Operative Loan Documents
1. Credit Agreement	VP
2. Exhibits to Credit Agreement:	VP
a. Exhibit A - Form of Assignment and Assumption Agreement
b. Exhibit B - Form of Term Loan Note
c. Exhibit C – Form of Compliance Certificate
d. Exhibit D - Form of Borrowing Base Certificate
e. Exhibit E - Schedule of Responsibilities and Closing Document List
3. Schedules to Credit Agreement:	BC
a. Schedule 1 – Storage Locations
b. Schedule 2.1 – List of Lenders and Commitments (VP)
c. Schedule 3.5 – Disclosed Matters (Litigation)
d. Schedule 3.6 – Compliance with ERISA
e. Schedule 3.8 – Disclosed Matters (Environmental)
f. Schedule 3.17 – Indebtedness and Default
g. Schedule 3.18 -
h. Schedule 3.23 – Insurance
i. Schedule 6.8 – Existing Restrictive Agreements
4. Notes in favor of Lenders:	VP
b. C.I.T. Bank
(ii) $25,000,000 Term Loan Note
5. Pinnacle Airlines, Inc. Equipment Mortgage and Security Agreement, together with Supplement thereto	VP
6. Colgan Air, Inc. Equipment Mortgage and Security Agreement, together with Supplement thereto	VP
7. Officers’ Certificate of Borrowers (Bring Down)	BC (form provided by VP)
8. Landlord Agreements [***]	BC (form provided by VP)

9. Aircraft Acknowledgments [***]	BC/B (form provided by VP)
C. Basic Closing Documents
1. Secretary’s Certificate (or equivalent) of each Borrower certifying to the following:	BC (form provided by VP)
a. Resolutions approving the financing
b. Incumbency of Officers
c. Certificate of Organization (certified by applicable Secretary of State)
d. Bylaws
2. Good Standing Certificate (or equivalent) of each Borrower from its jurisdiction of incorporation and each state where it is qualified to do business, as follows:	BC
Pinnacle Airlines Corp.
a. Delaware
Pinnacle Airlines, Inc.
a. Georgia
Colgan Air, Inc.
a. Virginia
3. Legal Opinion of counsel to Borrowers	BC (form provided by VP)
a. Vinson & Elkins
b. Georgia counsel
c. Virginia counsel
d. In-House general counsel
4. Legal Opinion of FAA Counsel	FAA Counsel
5. Payoff Letters, UCC terminations and lien release from the following creditors of Borrowers:	B/BC
a. Middleburg
b. Synovus
c. Fairbrook
6. Certificate of Insurance naming C.I.T. Leasing Corporation, as Administrative Agent, as an “additional insured” with respect to liability insurance and “lender’s loss payee”	B
7. UCC, Tax Lien and Judgment searches for each Borrower in the following jurisdictions and/or offices:	VP
Pinnacle Airlines Corp.
b. Delaware
c. Tennessee
Pinnacle Airlines, Inc.
a. Georgia
b. Tennessee
Colgan Air Inc.
d. Virginia
8. UCC-1 Financing Statement for each Borrower and Guarantor filed with the Secretary of State of Incorporation/Organization (as applicable) as follows:	VP
Pinnacle Airlines Corp.
b. Georgia
Colgan Air Inc.
c. Virginia
9. Pre-Closing UCC Filing Authorization	VP/B
10. Borrowing Base Certificate	B
11. Authorization to Pay Proceeds	VP/B
12. Information Certificate	BC/B
13. Cape Town Side Letter
14. FAA and Cape Town searches for Aircraft Collateral	VP
15. Consents of Engine Manufacturers to assignment of engine warranties (30 day post-closing)	VP
16. Collateral Assignment of License Agreement re Inventory Tracking, together with copy of Software License Agreement (30 days post-closing)
D. Other Ancillary Matters [***]

Schedule 1

Storage Locations

COLGAN

Address
[***]

PINNACLE

[***]

Schedule 2.1

List of Lenders and Commitments

Lender	Term Loan Commitment
CIT Bank	$25,000,000.00

Schedule 3.5

Disclosed Matters (Litigation)

NONE

Schedule 3.6

Compliance with ERISA

Pinnacle Airlines, Inc. Savings Plan
Pinnacle Airlines, Inc. Pilot Savings Plan
Colgan Air Inc. 401(k) Plan

Schedule 3.8

Disclosed Matters (Environmental)

NONE

Schedule 3.17

Indebtedness and Default

[***]

Schedule 3.18

Equity Interest Rights

Stock options and restricted shares issued to directors and employees of the Loan Parties pursuant to the 2003 Stock Incentive Plan, as amended.

Schedule 3.23

Insurance

See Attached

Schedule of Customary Airline Insurance

[***]

Schedule 6.8

Existing Restrictive Agreements

NONE